UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):     January 18, 2008
XO HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware State or Other Jurisdiction of Incorporation or Organization)	0-30900 (Commission File Number)	54-1983517 (I.R.S. Employer Identification No.)

13865 Sunrise Valley Drive Herndon, Virginia (Address of Principal Executive Offices)	20171 (Zip Code)
Registrant’s telephone number including area code:     703-547-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On January 18, 2008, XO Holdings, Inc. (“XO” or the “Company”) announced that it has reached a settlement of litigation relating, among other things, to allegations that the Company’s directors breached their duties and wasted corporate assets in connection with entering into an agreement, dated as of November 4, 2005 (the “Equity Purchase Agreement”), which was ultimately terminated, to sell the Company’s national wireline telecommunications assets to Elk Associates LLC (the “Buyer”), an entity owned by Mr. Carl Icahn, the Chairman of the Company’s Board of Directors (the Chairman”) and the majority stockholder of both the Company and the Buyer. The Company has previously disclosed the litigation in the Company’s periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.
     On December 29, 2005, a stockholder, R2 Investments, LDC (“R2”), allegedly the beneficial holder of approximately 8% of the Company’s outstanding common stock, filed a lawsuit in the Delaware Court of Chancery (the “Chancery Court”), R2 Investments v. Carl C. Icahn, et al. (C.A. No. 1862-N) challenging, among other things, the then-proposed Equity Purchase Agreement. The complaint named as defendants the Company, its directors and certain affiliates of Mr. Icahn, and alleged that the director defendants and Mr. Icahn had breached their fiduciary duties. Similar complaints were filed in the same court by the ATLT (Allegiance Telecom Liquidating Trust, as successor in interest to the rights of Allegiance Telecom Inc., and its direct and indirect subsidiaries v. Carl C. Icahn, et al. (C.A. No. 1877-N)) and an alleged shareholder, Mr. Donald Hillenmeyer (Donald J. Hillenmeyer, Jr. v. Carl C. Icahn, et al. (C.A. No.1880-N)) on January 9, 2006 and January 11, 2006, respectively (the three actions, collectively “the Original Actions”).
     On March 31, 2006, the Company announced that it had reached an agreement with the Buyer to mutually terminate the Equity Purchase Agreement, thus mooting certain of the claims then pending in the Original Actions. On June 29, 2006, Plaintiffs filed under seal a consolidated amended complaint (the “Consolidated Amended Complaint”), derivatively on behalf of the Company, in the Chancery Court. A public version of the Consolidated Amended Complaint was filed on July 28, 2006. The Consolidated Amended Complaint realleged breaches of fiduciary duty and corporate waste in connection with the proposed wireline sale and sought, on behalf of the Company, (1) damages in the amount of professional fees and expenses incurred in connection with the proposed wireline sale and allegedly resultant lost business and business opportunities, and (2) rescission of a voluntary prepayment of $100 million of amounts outstanding under the Company’s Amended and Restated Credit Guaranty Agreement (the “Credit Facility”), under which an entity affiliated with the Chairman is the primary lender.
     On February 27, 2007, the Chancery Court dismissed the ATLT lawsuit with prejudice based on the ATLT’s sale of all of its Company Common Stock, but subject to ATLT’s right to make an application for reimbursement of attorneys’ fees and expenses incurred in the litigation.
     On October 29, 2007, the parties involved in the litigation notified the Chancery Court that they had reached an agreement in principle for a global settlement of the litigation. On January 14, 2008, the settlement terms were filed with the Chancery Court. If approved by the Chancery Court, the settlement provides, among other things, for (i) the reduction by one hundred fifty (150) basis points of the interest on the debt held by affiliates of the Chairman (approximately 94% of the outstanding debt) under the Company’s Credit Facility accruing on or after January 1, 2008 through the due date of July 15, 2009, and (ii) elimination of the Financial Covenants in Section 6.6 of the Credit Facility, including the EBITDA (as defined in the Credit Facility) and unrestricted cash balance covenants. Elimination of the EBITDA and unrestricted cash balance covenants in the Credit Facility will relieve the Company from near term concerns relating to the reclassification of its long term debt to short term debt. The settlement is subject to approval by the Chancery Court, and no assurance can be given that such approval will be obtained or obtained before the Company might otherwise fail to satisfy certain of these covenants. Subject to the approval of the settlement, plaintiffs’ counsel will apply to the Chancery Court for an award of attorneys’ fees and expenses not to exceed in the aggregate, $8 million, the majority of which attorneys’ fees and expenses were incurred in connection with claims asserted in the Original Actions that were mooted by the termination of the Equity Purchase Agreement. The defendants have agreed not to oppose the amount sought by such fee application, and the Company has agreed to pay such attorneys’ fees and expenses within that limit as are approved and ordered by the Court.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO HOLDINGS, INC.
By:	/s/ Gregory Freiberg
	Name:	Gregory Freiberg
	Title:	Senior Vice President and Chief Financial Officer

Date: January 18, 2008